Exhibit 99.1

SELECTICA REPORTS 28% REVENUE INCREASE

Contract Management Leads Growth for Third Quarter

SAN JOSE, Calif. – February 11, 2008—Selectica, Inc. (Nasdaq: SLTC), a leading provider of enterprise contract management and sales configuration solutions, today announced financial results for the third fiscal quarter ended December 31, 2007.

Revenue for the third quarter of fiscal 2008 was $4.7 million, an increase of 28% from revenue of $3.7 million for the same period in the previous year. The increase in revenue is primarily due to higher sales of contract management solutions.

Net loss for the third quarter of fiscal 2008 was $1.2 million, or $0.04 per diluted share, which marks a significant improvement over the net loss of $8.1 million, or $0.27 per diluted share, reported for the same period in the previous year. Excluding restructuring charges, patent litigation settlement expense, and stock option investigation expense in both periods, non-GAAP net loss for the third quarter of fiscal 2008 was $0.3 million, or $0.01 per diluted share, compared to non-GAAP net loss of $1.8 million, or $0.06 per diluted share, for the same period of the prior year.

“We are very pleased with our performance during the quarter, as we exceeded the high end of our revenue expectations while continuing our focus on managing expenses,” said Robert Jurkowski, Chairman and Chief Executive Officer of Selectica. “Our contract management solutions business continues to be a growth catalyst for the Company, with year-over-year revenue growth exceeding 300%. We also continued to revitalize our sales configuration business with the hiring of Michael Shaw as the General Manager of this business unit. Michael has an excellent track record in the software industry, including several years focusing on the sales configuration market, and we believe he is well suited to lead our efforts to re-engage with our installed base and generate new license revenue through our relationships with leading Systems Integrators.”

Q3 Fiscal 2008 Highlights

•	Added new contract management solutions customers in the biotech, healthcare, and IT services industries

•	Sales configuration license and services revenues represented 51% and contract management solutions represented 49% of total revenues in the quarter

•	Licenses represented 36% of total revenues in the quarter with professional services and maintenance representing 64%

•	Gross margins were 77.9% in the quarter compared with 54.8% in the third quarter of fiscal 2007

•

Excluding restructuring, litigation settlement and stock option investigation expenses, total non-GAAP operating expenses were $4.5 million, or 95% of revenues, in the third quarter of fiscal 2008, compared with $4.8 million, or 132% of revenues, in the same period of the prior year

•	At December 31, 2007, Selectica had $37.1 million in cash, cash equivalents and investments

Outlook

For the fourth quarter of fiscal 2008, Selectica expects revenue to range from $4.2 million to $4.7 million, and net loss to range from $0.02 to $0.04 per diluted share.

Commenting on the outlook for Selectica, Mr. Jurkowski said, “We believe we have a great opportunity to build an exciting and profitable company. We have an excellent, referenceable customer base in both of our businesses, market leading products, and an experienced services organization that understands how to help customers derive value from our products. We believe that the missing ingredient has been a focus and investment in the Go-To-Market aspects of the business. We believe that the right investments will enable us to drive revenue growth to levels that will allow us to generate consistent profitability. The ultimate objective of this strategy is to enable Selectica to create increased value for our customers and build the most long-term value for our shareholders.”

Conference Call and Webcast

Selectica will hold a conference call to discuss third quarter financial information today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To access the call, dial 800-218-0530.

The conference call will also be webcast live via the Internet, and can be accessed on the investor relations section of the Company’s website (www.selectica.com). An archive of the webcast will be available in the same location shortly after the completion of the call.

About Selectica, Inc.

Selectica, Inc. (NasdaqGM:SLTC—News) provides its customers with software solutions that automate the complexities of enterprise contract management and sales configuration lifecycles. The company’s high-performance solutions underlie and unify critical business functions including sourcing, procurement, governance, sales and revenue recognition. Selectica has been providing innovative, enterprise-class solutions for the world’s largest companies for over 10 years and has generated substantial savings for its customers. Selectica customers represent leaders in manufacturing, technology, retail, healthcare and telecommunications, including: Accenture, ABB, ADP, Bell Canada, Cisco, Covad Communications, Fujitsu, General Electric, Fireman’s Fund Insurance Company, IBM, Juniper Networks, Reliance Industries, Rockwell Automation, Tellabs, and Walt Disney. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.

Forward Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, (i) market and customer acceptance of Selectica products including the contract management and sales configuration products, (ii) the success of the ongoing restructuring of Selectica’s operations, (iii) and potential regulatory inquiries and litigation relating to the review of past stock granting practices and the related restatement of the Company’s financial statements and (iv) other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

At Financial Relations Board:

Tony Rossi

Investor Relations

213-486-6545

trossi@frbir.com

SELECTICA, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues:
License	$1,680	$439	$4,482	$1,200
Services	3,013	3,221	8,535	10,672

Total revenues	4,694	3,660	13,017	11,872

Cost of revenues:
License	71	82	183	1,062
Services	966	1,571	2,869	6,014

Total cost of revenues	1,037	1,653	3,052	7,076

Gross profit	3,657	2,007	9,965	4,796

Operating expenses:
Research and development	1,425	1,681	3,742	5,933
Sales and marketing	1,806	1,436	4,867	5,057
General and administrative	1,249	1,716	3,987	6,171
Litigation settlement	85	—	16,203	—
Restructuring	503	5,784	1,165	5,784
Professional fees related to stock option investigation	380	482	3,528	482

Total operating expenses	5,448	11,099	33,492	23,427

Operating loss	(1,791)	(9,092)	(23,527)	(18,631)
Interest and other income, net	618	1,033	2,486	2,633

Loss before provision for income taxes	(1,173)	(8,059)	(21,041)	(15,998)
Provision for income taxes	67	22	311	86

Net loss	$(1,240)	$(8,081)	$(21,352)	$(16,084)

Basic and diluted net loss per share	$(0.04)	$(0.27)	$(0.75)	$(0.54)

Weighted average shares outstanding for basic and diluted net loss per share	28,430	29,832	28,415	30,608

SELECTICA, INC.

Non-GAAP Condensed Consolidated Statements of Operations

Excluding restructuring costs, option investigation fees and litigation reserves and payments

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues:
License	$1,680	$439	$4,482	$1,200
Services	3,013	3,221	8,535	10,672

Total revenues	4,694	3,660	13,017	11,872

Cost of revenues:
License	71	82	183	1,062
Services	966	1,571	2,869	6,014

Total cost of revenues	1,037	1,653	3,052	7,076

Gross profit	3,656	2,007	9,964	4,796

Operating expenses:
Research and development	1,425	1,681	3,742	5,933
Sales and marketing	1,806	1,436	4,867	5,057
General and administrative	1,249	1,716	3,987	6,171

Total operating expenses	4,480	4,833	12,596	17,161

Operating loss	(824)	(2,826)	(2,632)	(12,365)
Interest and other income, net	618	1,033	2,486	2,633

Loss before provision for income taxes	(205)	(1,793)	(146)	(9,732)
Provision for income taxes	67	22	311	86

Non-GAAP net loss	$(272)	$(1,815)	$(457)	$(9,818)

Basic and diluted net loss per share	$(0.01)	$(0.06)	$(0.02)	$(0.32)

Weighted average shares outstanding for basic and diluted net income loss per share	28,430	29,832	28,407	30,608

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented on a GAAP basis, Selectica uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain costs, expenses, and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

SELECTICA, INC.

Reconciliation of GAAP to Non-GAAP Net Income (loss)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
GAAP net loss	(1,240)	(8,081)	(21,352)	(16,084)
Non-GAAP adjustments:
Litigation settlement	85	—	16,203	—
Restructuring	503	—	1,165	5,784
Professional fees related to stock option investigation	380	—	3,528	482

Non-GAAP net loss	$(272)	$(8,081)	$(456)	$(9,818)

Basic and diluted non-GAAP net loss per share	$(0.01)	$(0.27)	$(0.02)	$(0.32)

Weighted average shares outstanding for basic and diluted non-GAAP net income loss per share	28,430	29,832	28,415	30,608

SELECTICA, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2007	March 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$17,902	$30,165
Short-term investments	19,198	27,285
Accounts receivable	2,854	1,778
Prepaid expenses and other current assets	1,343	567

Total current assets	41,297	59,795
Property and equipment, net	2,064	1,992
Intangible assets	153	309
Other assets	492	531
Long-term investments	—	1,009

Total assets	$44,006	$63,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$809	$3,014
Accrued payroll and related liabilities	1,242	920
Other accrued liabilities	4,206	4,367
Deferred revenue	1,527	2,251

Total current liabilities	7,784	10,552

Other long term liabilities	6,959	3,171

Stockholders’ equity	29,263	49,913

Total liabilities and stockholders’ equity	$44,006	$63,636

SELECTICA, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	December 31, 2007	December 31, 2006
Cash flows from operating activities:
Net loss	$(21,352)	$(16,084)
Adjustments:
Depreciation	336	516
Amortization	156	156
Loss on disposal of property and equipment	1	1,064
Stock based compensation	693	1,009
Changes in assets and liabilities:
Accounts receivables	(1,076)	500
Prepaid expenses and other current assets	(776)	1,400
Other assets	39	(136)
Accounts payable	(2,205)	(719)
Accrued payroll and related liabilities	322	(395)
Other accrued liabilities and long term liabilities	3,627	4,810
Deferred revenue	(724)	(287)

Net cash used in operating activities	(20,959)	(8,166)

Cash flows from investing activities:
Purchase of capital assets	(308)	(976)
Proceeds from sale of fixed assets	6	36
Proceeds and investment in restricted investments	150	—
Purchase of short-term investments	(45,518)	(36,330)
Proceeds from maturities of short-term investments	53,795	60,144
Proceeds from maturities of long-term investments	1,009	703

Net cash provided by investing activities	9,134	23,577

Cash flows from financing activities:
Purchase of treasury stock	(21)	(7,776)
Proceeds from issuance of common stock	—	177

Net cash used in financing activities	(21)	(7,599)

Effect of exchange rate changes on cash	(417)	—
Net increase (decrease) in cash and cash equivalents	(12,263)	7,812
Cash and cash equivalents, beginning of period	30,165	12,628

Cash and cash equivalents, end of period	$17,902	$20,440